UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 5, 2009

WESTLAKE CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-9111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2009, Westlake Chemical Corporation and certain of its subsidiaries (collectively, the “Company”) entered into an amendment (the “Amendment”) of the Amended and Restated Credit Agreement dated as of September 8, 2008 (as so amended, the “Revolving Credit Agreement”), by and among the financial institutions party thereto, as lenders, Bank of America, N.A., as agent, and Westlake Chemical Corporation and certain of its subsidiaries, as borrowers, relating to a $400 million senior secured revolving credit facility.

The Amendment, among other things, provides the Company with additional flexibility to make distributions and acquisitions. Prior to the Amendment, the Revolving Credit Agreement restricted distributions unless, after giving effect to any such distribution, the availability under the Revolving Credit Agreement equaled or exceeded a certain level and the Company’s fixed charge coverage ratio was at least 1.0:1.0. The Company anticipates that its fixed charge coverage ratio could be below 1.0:1.0 for the year ended December 31, 2008.

The Amendment provides the Company with two additional options for making distributions when the Company’s fixed charge coverage ratio is less than 1.0:1.0. Under the first option, if the Company’s fixed charge coverage ratio is less than 1.0:1.0, the Company may still make distributions in the range of $30 million to $40 million each year if (1) the sum of these distributions and the consideration for acquisitions completed in such year does not exceed a specified amount each year ($125 million in 2009, $175 million in 2010 and $140 million in each of years 2011, 2012 and 2013), and (2) the availability under the Revolving Credit Agreement equals or exceeds $200 million. The amount available for permitted distributions in 2010 may be further increased by up to $25 million if the Company pays less than a specified amount of consideration for acquisitions in 2009.

Under the second option, if the Company’s fixed charge coverage ratio is less than 1.0:1.0, and the Company would not be permitted to make a distribution under the provisions of the prior paragraph, the Company may still make distributions of up to $4.5 million each quarter, provided that, after giving effect to such distributions, the availability under the Revolving Credit Agreement equals or exceeds $125 million; the aggregate amount of all distributions made by the Company under the first option and under the provisions described in this paragraph in the applicable year does not exceed $30 million (or, with respect to 2009, $40 million); and the aggregate amount of annual distributions permitted under the provisions described in this paragraph is reserved from the borrowing base with respect to the Revolving Credit Agreement until certain release conditions are met.

Furthermore, the Amendment provides that the Company may make certain acquisitions if: (1) availability under the Revolving Credit Agreement equals or exceeds $200 million, and (2) the sum of the aggregate acquisition consideration and the amount of distributions made in a year does not exceed a specified amount ($125 million in 2009, $175 million in 2010 and $140 million in each of years 2011, 2012 and 2013). The amount available for permitted acquisitions in 2010 may be further increased by up to $25 million if the Company pays less than a specified amount of consideration for acquisitions in 2009. The Amendment further provides that the amount paid as acquisition consideration alone may not exceed $100 million in 2009, $150 million in 2010 or $125 million in each of years 2011, 2012 and 2013.

The Amendment also changed the interest rates and fees payable under the Revolving Credit Agreement. Prior to March 1, 2009, any borrowings under the Revolving Credit Agreement will bear interest at either LIBOR plus 3.00% or base rate plus 1.50%. On and from March 1, 2009, all interest rates under the facility will be subject to monthly grid pricing adjustments based on the prior month’s average daily credit availability ranging from a 1.25% to 2.00% per annum margin for base rate loans and a 2.75% to 3.50% per annum margin for LIBOR loans. The Revolving Credit Facility also requires an unused availability fee of 0.875% per annum if average daily borrowings outstanding are less than 50% of the total commitments or 0.75% per annum in all other cases. The facility matures on September 8, 2013. As of February 9, 2009, no borrowings were outstanding under the Revolving Credit Agreement, but the Company did have letters of credit in the aggregate amount of approximately $14 million outstanding under the Revolving Credit Facility.

The Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the information set forth in Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d)

10.1 First Amendment to Credit Agreement dated as of February 5, 2009 by and among the financial institutions party thereto, as lenders, Bank of America, N.A., as agent, and Westlake and certain of its domestic subsidiaries, as borrowers, relating to a $400 million senior secured revolving credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Albert Chao
President and Chief Executive Officer

Date: February 6, 2009